July 29, 2005

Mr. J. Michael Parish
Chairman
Board of Trustees
Forum Funds
Two Portland Square
Portland, Maine 04102

         RE:      Contractual Waivers and Reimbursements

Dear Mr. Parish:

     Shaker Investments, L.L.C. (the "Adviser") agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses for Shaker Fund (the "Fund"), a series of the Forum Funds (the "Trust"), do not exceed 1.45%, 1.65%, 2.25% and 2.20% for Intermediary Shares, A Shares, B Shares and C Shares, respectively.

     This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on July 31, 2006.


                                                Very truly yours,


                                                Shaker Investments, L.L.C.

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